Exhibit 8.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

May 15, 2023

Southern Indiana Gas and Electric Company

211 NW Riverside Drive

Evansville, Indiana 47708

SIGECO Securitization I, LLC

211 NW Riverside Drive, Suite 800-04

Evansville, Indiana 47708

Ladies and Gentlemen:

We have acted as counsel for SIGECO Securitization I, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of Amendment No. 1 to the Registration Statement on Form SF-1 (Registration Nos. 333-270851 and 333-270851-01; the “Registration Statement”) filed by the Company and Southern Indiana Gas and Electric Company (“SIGECO”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to $341,450,000 in aggregate principal amount of its Series 2023-A Senior Secured Securitization Bonds (the “Bonds”) to be offered as described in the form of the preliminary prospectus (the “Prospectus”) included as part of the Registration Statement and in connection with the matters set forth herein. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus. At your request, this opinion letter is being furnished to you for filing as Exhibit 8.1 to the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, a form of which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of SIGECO and the Company and such agreements, certificates of public officials, certificates of officers or other representatives of SIGECO and the Company and other instruments, certain filings with the Commission, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this opinion letter. In rendering the opinions expressed in this opinion letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination. As to any facts material to the opinions expressed herein, we have, without independent verification, relied upon statements and representations of officers and other representatives of SIGECO and/or the Company or others. In addition, in rendering this opinion letter we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Southern Indiana Gas and Electric Company SIGECO Securitization I, LLC	- 2 -	May 15, 2023

Based upon the foregoing, it is our opinion that (i) the issuance of the Bonds will be a “qualifying securitization” within the meaning of Revenue Procedure 2005-62, (ii) the Company will not be treated as a taxable entity separate and apart from SIGECO, and (iii) based on Revenue Procedure 2005-62, the Bonds will constitute indebtedness of SIGECO.

Our opinions set forth above are limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion letter is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions expressed herein are based. The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement this opinion letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

This opinion letter is furnished to you and is for your use in connection with the issuance of the Bonds described above. This opinion letter may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our Firm and this opinion letter in the Prospectus under the section captioned “Prospectus Summary of Terms— Federal Income Tax Status,” under the section captioned “Material U.S. Federal Income Tax Consequences,” and under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.